Exhibit 16.1

CORDOVANO AND HONECK, P.C.
Certified Public Accountants
201 Steele Street
Suite 300
Denver, Colorado 80206
(303) 329-0220 Phone
(303) 316-7493

June 22, 2004

United States Securities and Exchange Commission
450 Fifth Street, NY
Washington, DC 20549

Re: Sterling Group Ventures, Inc.

Ladies and Gentlemen:

We were previously the principal accountants for Sterling Group Ventures, Inc. and we reported on the financial statements of Sterling Group Ventures, Inc. as of May 31, 2003 and 2002, and for the years then ended. One June 17, 2004, our appointment as principal accountants was terminated. We have read the statements made by Sterling Group Ventures, Inc. under Item 4 of its Form 8-K/A, dated June 22, 2004, and we agree with the statements concerning our firm in the Form 8-K/A.

Sincerely,

/s/ Cordovano and Honeck, P.C.

Cordovano and Honeck, P.C.